Exhibit 99.1

URBAN OUTFITTERS, INC.

Third Quarter Results

Philadelphia, PA – November 10, 2005

For Immediate Release	Contact:	John E. Kyees
Chief Financial Officer
(215) 564-2313

Urban Outfitters Q3 Earnings Up 43%

Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle consumer products company operating under the Urban Outfitters, Anthropologie and Free People brands, today announced for the three months ended October 31, 2005, net earnings jumped by 43% over the comparable quarter last year to $37.2 million. Third quarter diluted earnings per share rose to a record $0.22 this year versus $0.15 in the prior year.

As stated in our sales release on November 3, 2005, net sales for the quarter increased by 33%, to a record $288.8 million. Fueling this increase over the prior year period was:

•	a 13% jump in total Company comparable store sales;

•	a 28% increase in the number of stores in operation;

•	a 32% gain in direct-to-consumer sales;

•	a 109% surge in wholesale sales.

Comparable store sales at Urban Outfitters, Anthropologie and Free People were up 19%, 7% and 21%, respectively; or a combined 13% versus an 18% combined increase during the comparable quarter last year. Sales at new and non-comparable stores totaled $31.7 million for the quarter.

“All of our Brands delivered record performances in the third quarter resulting in 21.0% operating income – the highest in the Company’s history,” stated Richard A. Hayne, Chairman and President. “We also cleared slower-selling Fall merchandise during the third quarter and have accelerated receipts of Winter/Holiday season merchandise to take advantage of current trends in the business. So far during November, sales continue to run significantly above our plan so we remain optimistic that this year’s Holiday selling period will produce another record quarter,” concluded Mr. Hayne.

Net sales for the periods were as follows:

	Three months ended October 31,		Nine months ended October 31,
	2005	2004	2005	2004
	(in thousands)		(in thousands)
Urban Outfitters store sales	$137,483	$102,723	$363,901	$272,130
Anthropologie store sales	101,410	81,467	279,320	221,807
Direct-to-consumer sales	30,921	23,505	87,916	60,479
Free People sales	18,987	8,658	42,381	21,711

Total net sales	$288,801	$216,353	$773,518	$576,127

Thus far this fiscal year, gross profit margins have increased by 35 basis points, primarily due to higher initial margins and improved inventory management resulting in lower shrink and obsolescence. These increases more than offset a 63 basis point reduction in third quarter gross profit margins.

As of October 31, 2005, total Company inventories grew by $57.3 million on a year-over-year basis. The acquisition of inventory to stock new retail stores was the primary factor for this increase. Total comparable store inventories grew by 18% on a unit basis and 22% on a dollar basis. This year’s increase reflects the earlier delivery of Fall/Holiday Season merchandise and a build in Anthropologie’s housewares inventory which posted strong double-digit ‘comp’ sales results during the third quarter. While inventory weeks of supply are somewhat higher than last year, we believe they are appropriate given the current sales trend.

For the three and nine months, selling, general and administrative expenses, expressed as a percentage of net sales, decreased by 168 and 134 basis points, respectively, versus the same periods last year. These improvements were primarily a result of greater than planned increases in ‘comp’ store sales coupled with effective control of store-related payroll and other store-related and fixed administrative expenses. Also included in this improvement is a $1.6 million gain on the disposition of a building representing 52 basis points and 21 basis points for the three and nine months ended October 31, 2005, respectively.

The Company plans to open a total of 30-32 new stores in the current fiscal year, including 4 new Free People stores. Thus far during fiscal year 2006, the Company has opened 21 new stores.

Urban Outfitters, Inc. is an innovative specialty retailer and wholesaler which offers a variety of lifestyle merchandise to highly defined customer niches through 84 Urban Outfitters stores in the United States, Canada, and Europe; an Urban Outfitters web site and catalog; 73 Anthropologie stores in the United States; an Anthropologie web site and catalog; and Free People, the Company’s wholesale division, which sells its product to approximately 1,100 specialty stores, department stores and catalogs, as well as through 5 Free People stores, a catalog and web site.

A conference call will be held today to discuss first quarter results and will be web cast at 11:00 a.m. EDT on: http://ir.urbanoutfittersinc.com/ireye/ir_site.zhtml?ticker=URBN&script=1010&item_id=1147649

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2005	2004	2005	2004
Net sales	$288,801	$216,353	$773,518	$576,127
Cost of sales, including certain buying, distribution and occupancy costs	168,550	124,895	450,814	337,757

Gross profit	120,251	91,458	322,704	238,370
Selling, general and administrative expenses	59,592	48,276	167,802	132,672

Income from operations	60,659	43,182	154,902	105,698
Other income, net	1,021	576	3,111	878

Income before income taxes	61,680	43,758	158,013	106,576
Income tax expense	24,518	17,722	62,810	43,163

Net income	$37,162	$26,036	$95,203	$63,413

Net income per common share:
Basic	$0.23	$0.16	$0.58	$0.39

Diluted	$0.22	$0.15	$0.56	$0.38

Weighted average common shares and common share equivalents outstanding: (a)
Basic	163,953,135	162,095,230	163,698,505	161,126,172

Diluted	170,328,859	168,152,512	169,934,178	166,815,992

AS A PERCENT OF NET SALES
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales, including certain buying, distribution and occupancy costs	58.4%	57.7%	58.3%	58.7%

Gross profit	41.6%	42.3%	41.7%	41.3%
Selling, general and administrative expenses	20.6%	22.3%	21.7%	23.0%

Income from operations	21.0%	20.0%	20.0%	18.3%
Other income, net	0.4%	0.2%	0.4%	0.2%

Income before income taxes	21.4%	20.2%	20.4%	18.5%
Income tax expense	8.5%	8.2%	8.1%	7.5%

Net income	12.9%	12.0%	12.3%	11.0%

(a)	Earnings per share as well as basic and diluted weighted average common shares and common share equivalents have been adjusted to reflect the 2:1 stock split effective September 26, 2005.

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	October 31, 2005	January 31, 2005	October 31, 2004
Assets
Current assets:
Cash and cash equivalents	$20,067	$29,731	$5,413
Marketable securities	136,273	125,953	81,502
Accounts receivable, net of allowance for doubtful accounts of $855, $586 and $911, respectively	18,509	8,364	13,635
Inventories	170,232	98,996	112,893
Prepaid expenses, deferred taxes and other current assets	27,170	24,824	26,006

Total current assets	372,251	287,868	239,449

Property and equipment, net	255,091	192,792	179,166
Marketable securities	65,946	63,457	67,099
Deferred income taxes and other assets	17,165	12,567	9,548

	$710,453	$556,684	$495,262

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$53,299	$39,102	$43,744
Accrued expenses, accrued compensation and other current liabilities	74,409	59,169	38,280

Total current liabilities	127,708	98,271	82,024

Deferred rent and other liabilities	66,392	56,169	43,241

Total liabilities	194,100	154,440	125,265

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 164,434,327, 162,894,888 and 162,442,584 issued and outstanding, respectively	17	17	17
Additional paid-in capital	129,321	109,421	104,752
Unearned compensation	(4,196)	(5,058)	(5,349)
Retained earnings	390,597	295,394	268,318
Accumulated other comprehensive income	614	2,470	2,259

Total shareholders’ equity	516,353	402,244	369,997

	$710,453	$556,684	$495,262

Certain prior year amounts have been reclassified to conform with the presentation of operating leases as discussed in Note 2 to the Company’s Annual Report contained in Form 10-K for the fiscal year ended January 31, 2005, filed with the Securities and Exchange Commission on April 18, 2005. In addition, shares issued and outstanding have been adjusted to reflect the 2:1 stock split effective September 26, 2005.

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine Months Ended October 31,
	2005	2004
Cash flows from operating activities:
Net income	$95,203	$63,413
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	28,483	21,350
Provision for deferred income taxes	(992)	—
Tax benefit of stock option exercises	8,306	10,040
Stock-based compensation expense	862	417
Gain on disposition of building	(1,562)	—
Changes in assets and liabilities:
Increase in receivables	(10,187)	(6,914)
Increase in inventories	(71,546)	(49,590)
Increase in prepaid expenses and other assets	(7,628)	(7,309)
Increase in payables, accrued expenses and other liabilities	27,106	27,349

Net cash provided by operating activities	68,045	58,756

Cash flows from investing activities:
Capital expenditures	(78,093)	(48,480)
Proceeds from disposition of building	3,769	—
Purchases of marketable securities	(396,716)	(368,794)
Sales and maturities of marketable securities	381,854	354,749

Net cash used in investing activities	(89,186)	(62,525)

Cash flows from financing activities:
Exercise of stock options	11,593	5,676

Net cash provided by financing activities	11,593	5,676

Effect of exchange rate changes on cash and cash equivalents	(116)	187

(Decrease) increase in cash and cash equivalents	(9,664)	2,094

Cash and cash equivalents at beginning of period	29,731	3,319

Cash and cash equivalents at end of period	$20,067	$5,413

Certain prior year amounts have been reclassified to conform with the presentation of operating leases as discussed in Note 2 to the Company’s Annual Report contained in Form 10-K for the fiscal year ended January 31, 2005, filed with the Securities and Exchange Commission on April 18, 2005.